Exhibit 10.20

DATA PROCESSING AGREEMENT

THIS AGREEMENT is made in September 22nd, 2020

BETWEEN:

(1)	MyFiziq Limited (ABN 85 602 111 115) of Unit 5, 71-73 South Perth Esplanade, South Perth Western Australia 6151 (“Data Controller” or “MyFiziq”)) and

(2)	NuraLogix Corporation (GST Number: 800817272 RT0001) of 1801-250 Yonge St, Toronto, Ontario M5B 2L7, Canada (“Data Processor” or “NuraLogix”).

BACKGROUND:

(1)	Under an agreement between the Data Controller and the Data Processor (“the Service Agreement”) the Data Processor provides to the Data Controller the Services described in Schedule 1.

(2)	The provision of the Services by the Data Processor involves it in processing the Personal Data described in Schedule 2 on behalf of the Data Controller.

(3)	The Personal Data may include information about individuals falling within scope of EU Regulation 2016/679 General Data Protection Regulation (“the GDPR”), the California Consumer Privacy Act, California Civil Code sections 1798.100 et seq (“the CCPA”), or equivalent data protection laws globally (collectively “the Data Protection Legislation”).

(4)	The Data Protection Legislation requires that the Data Controller is required to put in place an agreement in writing between the Data Controller and any organisation which processes Personal Data on its behalf governing the processing of that data.

(5)	The Parties have agreed to enter into this Agreement to ensure compliance with the said provisions of the Data Protection Legislation in relation to all processing of the Personal Data by the Data Processor for the Data Controller.

(6)	The terms of this Agreement are to apply to all processing of Personal Data carried out for the Data Controller by the Data Processor and to all Personal Data held by the Data Processor in relation to all such processing.

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	In this Agreement, unless the context otherwise requires, the following expressions have the following meanings:

“controller”, “processor”, “processing”, and “data subject”	shall have the meanings given to the terms “controller”, “processor”, “processing”, and “data subject” respectively in Article 4 of the GDPR;

“Personal Data”	means all such “personal data”, as defined in Article 4 of the GDPR, as is, or is to be, processed by the Data Processor on behalf of the Data Controller, as described in Schedule 2;

“Services”	means those services described in Schedule 1 which are provided by the Data Processor to the Data Controller and which the Data Controller uses for the purposes described in Schedule 1;

“Sub-Processor”	means a sub-processor appointed by the Data Processor to process the Personal Data; and

“Sub-Processing Agreement”	means an agreement between the Data Processor and a Sub-Processor governing the Personal Data processing carried out by the Sub-Processor, as described in Clause 7.

1.2	Unless the context otherwise requires, each reference in this Agreement to:

1.2.1	“writing”, and any cognate expression, includes a reference to any communication effected by electronic or facsimile transmission or similar means;

1.2.2	a statute or a provision of a statute is a reference to that statute or provision as amended or re-enacted at the relevant time;

1.2.3	“this Agreement” is a reference to this Agreement and each of the Schedules as amended or supplemented at the relevant time;

1.2.4	a Schedule is a schedule to this Agreement; and

1.2.5	a Clause or paragraph is a reference to a Clause of this Agreement (other than the Schedules) or a paragraph of the relevant Schedule.

1.2.6	a “Party” or the “Parties” refer to the parties to this Agreement.

1.3	The headings used in this Agreement are for convenience only and shall have no effect upon the interpretation of this Agreement.

1.4	Words imparting the singular number shall include the plural and vice versa.

1.5	References to any gender shall include all other genders.

1.6	References to persons shall include corporations.

2.	Scope and Application of this Agreement

2.1	The provisions of this Agreement shall apply to the processing of the Personal Data described in Schedule 2, carried out for the Data Controller by the Data Processor, and to all Personal Data held or accessed by the Data Processor in relation to all such processing whether such Personal Data is held at the date of this Agreement or received afterwards.

2.2	The provisions of this Agreement supersede any other arrangement, understanding, or agreement including, but not limited to, the Service Agreement made between the Parties at any time relating to the Personal Data.

2.3	This Agreement shall continue in full force and effect for so long as the Data Processor is processing Personal Data on behalf of the Data Controller, and thereafter as provided in Clause 11.

3.	Provision of the Services and Processing Personal Data

3.1	The Data Processor is only to carry out the Services, and only to process the Personal Data received from the Data Controller:

3.1.1	for the purposes of those Services and not for any other purpose;

3.1.2	to the extent and in such a manner as is necessary for those purposes; and

3.1.3	strictly in accordance with the express written authorisation and instructions of the Data Controller (which may be specific instructions or instructions of a general nature or as otherwise notified by the Data Controller to the Data Processor).

4.	Data Protection Compliance

4.1	All instructions given by the Data Controller to the Data Processor shall be made in writing and shall at all times be in compliance with the Data Protection Legislation. The Data Processor shall act only on such written instructions from the Data Controller unless the Data Processor is required by law to do otherwise.

4.2	The Data Processor shall promptly comply with any request from the Data Controller requiring the Data Processor to amend, transfer, delete, or otherwise dispose of the Personal Data.

4.3	The Data Processor shall transfer all Personal Data to the Data Controller on the Data Controller’s request in the formats, at the times, and in compliance with the Data Controller’s written instructions.

4.4	Both Parties shall comply at all times with the Data Protection Legislation and other applicable laws and shall not perform their obligations under this Agreement or any other agreement or arrangement between themselves in such way as to cause either Party to breach any of its applicable obligations under the Data Protection Legislation.

4.5	The Data Processor agrees to comply with any reasonable measures required by the Data Controller to ensure that its obligations under this Agreement are satisfactorily performed in accordance with any and all applicable legislation from time to time in force.

4.6	The Data Processor shall provide all reasonable assistance to the Data Controller in complying with its obligations under the Data Protection Legislation with respect to the security of processing, the notification of personal data breaches, the conduct of data protection impact assessments and equivalent risk assessments, and in dealings with any applicable data protection regulators.

4.7	When processing the Personal Data on behalf of the Data Controller, the Data Processor shall:

4.7.1	not process the Personal Data outside of Canada or the European Economic Area (all EU member states, plus Iceland, Liechtenstein, and Norway) (“EEA”) without the prior written consent of the Data Controller and, where the Data Controller consents to such a transfer to a country that is outside of Canada or EEA, to comply with the obligations of Data Processors under the provisions applicable to transfers of Personal Data to third countries set out in Chapter 5 of the GDPR by providing an adequate level of protection to any Personal Data that is transferred;

4.7.2	not transfer any of the Personal Data to any third party without the written consent of the Data Controller and, in the event of such consent, the Personal Data shall be transferred strictly subject to the terms of a suitable agreement, as set out in Clause 7;

4.7.3	process the Personal Data only to the extent, and in such manner, as is necessary in order to comply with its obligations to the Data Controller or as may be required by law (in which case, the Data Processor shall inform the Data Controller of the legal requirement in question before processing the Personal Data for that purpose unless prohibited from doing so by law);

4.7.4	if so requested by the Data Controller (and within the timescales required by the Data Controller) supply further details of the technical and organisational systems in place to safeguard the security of the Personal Data held and to prevent unauthorised access;

4.7.5	keep detailed records of all processing activities carried out on the Personal Data;

4.7.6	make available to the Data Controller any and all such information as is reasonably required and necessary to demonstrate the Data Processor’s compliance with the Data Protection Legislation;

4.7.7	on reasonable prior notice, submit to audits and inspections and provide the Data Controller with any information reasonably required in order to assess and verify compliance with the provisions of this Agreement and both Parties’ compliance with the requirements of the Data Protection Legislation. The requirement to give notice will not apply if the Data Controller believes that the Data Processor is in breach of any of its obligations under this Agreement or under the law; and

4.7.8	inform the Data Controller immediately if it is asked to do anything that infringes the Data Protection Legislation.

5.	Data Subject Access, Complaints, and Breaches

5.1	The Data Processor shall assist the Data Controller in complying with its obligations under the Data Protection Legislation. In particular, the following shall apply to data subject access requests, complaints, and data breaches.

5.2	The Data Processor shall notify the Data Controller without undue delay if it receives:

5.2.1	a subject access request from a data subject; or

5.2.2	any other complaint or request relating to the processing of the Personal Data.

5.3	The Data Processor shall cooperate fully with the Data Controller and assist as required in relation to any subject access request, complaint, or other request, including by:

5.3.1	providing the Data Controller with full details of the complaint or request;

5.3.2	providing the necessary information and assistance in order to comply with a subject access request;

5.3.3	providing the Data Controller with any Personal Data it holds in relation to a data subject (within the timescales required by the Data Controller); and

5.3.4	providing the Data Controller with any other information requested by the Data Controller.

5.4	The Data Processor shall notify the Data Controller immediately if it becomes aware of any form of Personal Data breach, including any unauthorised or unlawful processing, loss of, damage to, or destruction of any of the Personal Data.

6.	Security

The Data Processor shall implement suitable technical and organisational security measures in order to protect the Personal Data against unauthorised or unlawful access, processing, disclosure, copying, alteration, storage, reproduction, display, or distribution; and against loss, destruction, or damage, whether accidental or otherwise. Such measures shall include, but not be limited to, those set out in Schedule 3. Such measures shall be fully documented in writing by the Data Processor and be reviewed at least annually to ensure that they remain up-to- date, complete, and appropriate. The Data Processor shall inform the Data Controller in advance of any changes to such measures.

7.	Appointment of Sub-Processors

7.1	The Data Processor shall not sub-contract any of its obligations or rights under this Agreement without the prior written authorisation of the Data Controller (such authorisation not to be unreasonably withheld).

7.2	The Controller authorises the Data Processor’s appointment of the Sub-Processors listed at Schedule 4.

7.3	Where the Data Processor appoints a Sub-Processor (with the written consent of the Data Controller), the Data Processor shall:

7.3.1	enter into a Sub-Processing Agreement with the Sub-Processor which shall impose upon the Sub-Processor the same obligations as are imposed upon the Data Processor by this Agreement and which shall permit both the Data Processor and the Data Controller to enforce those obligations; and

7.3.2	ensure that the Sub-Processor complies fully with its obligations under the Sub-Processing Agreement and the GDPR.

7.4	In the event that a Sub-Processor fails to meet its obligations under any Sub-Processing Agreement, the Data Processor shall remain fully liable to the Data Controller for failing to meet its obligations under this Agreement.

8.	Deletion and/or Disposal of Personal Data

8.1	The Data Processor shall, at the written request of the Data Controller, delete (or otherwise dispose of) the Personal Data or return it to the Data Controller in the format(s) reasonably requested by the Data Controller within a reasonable time after the earlier of the following:

8.1.1	the end of the provision of the Services; or

8.1.2	the processing of that Personal Data by the Data Processor is no longer required for the performance of the Data Processor’s obligations under this Agreement or the Service Agreement.

8.2	Following the deletion, disposal, or return of the Personal Data under Clause 8.1, the Data Processor shall delete (or otherwise dispose of) all further copies of the Personal Data that it holds, unless retention of such copies is required by law, in which case the Data Processor shall inform the Data Controller of such requirement(s) in writing.

9.	Liability and Indemnity

The Data Processor shall indemnify, keep indemnified and defend the Data Controller, at the Data Processor’s own expense, against all claims, liabilities, costs, expenses, damages and losses (including all interest, penalties and legal costs (calculated on a full indemnity basis) and all other professional costs and expenses) suffered or incurred by the Data Controller arising out of the failure by the Data Processor or its employees or agents to comply with of its obligations under this Agreement (“Claims”). Each party acknowledges that Claims include any claim or action brought by a data subject arising from the Supplier’s breach of its obligations under this Agreement.

10.	Intellectual Property Rights

All copyright, database rights, and other intellectual property rights subsisting in the Personal Data (including but not limited to any updates, amendments, or adaptations to the Personal Data made by either the Data Controller or the Data Processor) shall belong to the Data Controller or to any other applicable third party from whom the Data Controller has obtained the Personal Data under licence (including, but not limited to, data subjects, where applicable). The Data Processor is licensed to use such Personal Data under such rights only for the purposes of the Services, and in accordance with this Agreement.

11.	Confidentiality

11.1	The Data Processor shall maintain the Personal Data in confidence, and in particular, unless the Data Controller has given written consent for the Data Processor to do so, the Data Processor shall not disclose any Personal Data supplied to the Data Processor by, for, or on behalf of, the Data Controller to any third party. The Data Processor shall not process or make any use of any Personal Data supplied to it by the Data Controller otherwise than in connection with the provision of the Services to the Data Controller.

11.2	The Data Processor shall ensure that all personnel who are to access and/or process any of the Personal Data are contractually obliged to keep the Personal Data confidential.

11.3	The obligations set out in in this Clause 11 shall continue for a period of six years after the cessation of the provision of Services by the Data Processor to the Data Controller.

11.4	Nothing in this Agreement shall prevent either Party from complying with any requirement to disclose Personal Data where such disclosure is required by law. In such cases, the Party required to disclose shall notify the other Party of the disclosure requirements prior to disclosure, unless such notification is prohibited by law.

12.	Law and Jurisdiction

12.1	This Agreement (including any non-contractual matters and obligations arising therefrom or associated therewith) shall be governed by, and construed in accordance with, the laws of California.

12.2	Any dispute, controversy, proceedings or claim between the Parties relating to this Agreement (including any non-contractual matters and obligations arising therefrom or associated therewith) shall fall within the jurisdiction of the courts of the of California.

SIGNED for and on behalf of the Data Controller by:
MyFiziq CEO, Vlado Bosanac

/s/ Vlado Bosanac
Authorised Signature

Date: September 22nd, 2020

SIGNED for and on behalf of the Data Processor by:
NuraLogix CEO, Marzio Pozzuoli

/s/ Marzio Pozzuoli
Authorised Signature

Date: September 22nd, 2020

SCHEDULE 1

The Services

The provision, maintenance and improvement of the DeepAffex service, a cloud-based affective intelligence platform that utilizes innovative facial blood-flow imaging technology to detect, measure, analyze and access human physiology and psychological affects. The DeepAffex service is made of components including:

●	“DeepAffex Dashboard” (NuraLogix’s web portal used by the Processor for tasks such as Licensee Account configuration, viewing end user data, and billing).

●	“DeepAffex Platform SDK” (the Desktop SDK and/or the Mobile SDK).

●	“DeepAffex SaaS Engine” (NuraLogix’s cloud-based software-as-a-service affective intelligence engine that applies advanced signal processing and deep learning artificial intelligence models to predict physiological and psychological affects and stores end user data).

●	“Desktop SDK” (the APIs and software development tools for the Windows, Mac and Linux platforms made available by NuraLogix for the purpose of accelerating the integration of a desktop application with the APIs and the DeepAffex SaaS engine.)

●	“Mobile SDK” (the software development tools for the iOS and Android mobile platforms made available by NuraLogix for the purpose of accelerating the integration of a mobile application with the APIs and the DeepAffex SaaS Engine. The Mobile SDK also includes the measurement capabilities from NuraLogix’s Anura mobile application (including calibration, constraints, and interface) as well as a functional sample application.)

SCHEDULE 2

Personal Data

Types of Personal Data	Email address, Name, Phone/Cell number, Photos, Facial Blood Flow data (FBF), measured biometric results e.g. Height, Weight, Age, Heart rate, Breathing rate, Blood pressure, Heart Rate Variability (HRV), Cardiac Workload (CW), Stress Index (MSI), Body Mass Index (BMI), Cardiovascular Disease Risk (CVD risk), Heart Attack Risk (HA risk), Stroke Risk (STK risk), computed results (e.g. General Wellness Score), IPs, usage data, device identification data.
Category of Data Subjects	Users (consumers) of MyFiziq’s products and services which incorporate NuraLogix’s DeepAffex SaaS Engine.
Nature of Processing	Using facial blood-flow imaging technology to detect, measure, analyze and access human physiology and psychological affects
Purpose of Processing	To incorporate physiological and psychological calculations and inferences generated about users in the MyFiziq products and services which incorporate NuraLogix’s DeepAffex SaaS Engine.

SCHEDULE 3

Security Measures

1.	The Data Processor shall ensure that, in respect of all Personal Data it receives from or processes on behalf of the Data Controller, it maintains security measures to a standard appropriate to:

1.1	the harm that might result from unlawful or unauthorised processing or accidental loss, damage, or destruction of the Personal Data; and

1.2	the nature of the Personal Data.

2.	In particular, the Data Processor shall:

2.1	have in place, and comply with, a security policy which:

2.1.1	defines security needs based on a risk assessment;

2.1.2	allocates responsibility for implementing the policy to a specific individual or personnel;

2.1.3	is disseminated to all relevant staff; and

2.1.4	provides a mechanism for feedback and review.

2.2	ensure that appropriate security safeguards and anti-malware protection are in place to protect the hardware and software which is used in processing the Personal Data in accordance with best industry practice;

2.3	ensure that the effectiveness of all measures detailed in this Agreement and in any specific security policy are regularly tested, assessed, and evaluated;

2.4	prevent unauthorised access to the Personal Data;

2.5	protect the Personal Data using pseudonymisation, where it is practical to do so;

2.6	implement such measures as are necessary to ensure the ongoing confidentiality, integrity, availability, and resilience of systems and services used to process Personal Data;

2.7	ensure that its storage of Personal Data conforms with best industry practice such that the media on which Personal Data is recorded (including paper records and records stored electronically) are stored in secure locations and access by personnel to Personal Data is strictly monitored and controlled;

2.8	have secure methods in place for the transfer of Personal Data whether in physical form (for example, by using couriers rather than post) or electronic form (for example, by using encryption);

2.9	encrypting all Personal Data at rest and in transit using industry standard encryption ciphers;

2.10	utilising multi-factor authentication on all computers and other devices on which Personal Data is stored;

2.11	take reasonable steps to ensure the reliability of personnel who have access to the Personal Data;

2.12	have in place methods for detecting and dealing with breaches of security (including loss, damage, or destruction of Personal Data) including, but not limited to:

2.12.1	the ability to identify which individuals have worked with specific Personal Data;

2.12.2	having a proper procedure in place for investigating and remedying personal data breaches and breaches of the Data Protection Legislation; and

2.12.3	notifying the Data Controller as soon as any such breach occurs.

2.13	have a secure procedure for backing up all Personal Data, whether stored electronically or otherwise, enabling Personal Data to be restored in a timely fashion, and storing back-ups separately from originals;

2.14	have a secure method of disposal of unwanted Personal Data including for back-ups, disks, print-outs, and redundant equipment; and

2.15	adopt such organisational, operational, and technological processes and procedures as are required to comply with the requirements of ISO/IEC 27001:2013, as appropriate to the Services provided to the Data Controller.

SCHEDULE 4

Authorised Sub-Processors

●	Amazon Web Services (AWS) – provided the NuraLogix AWS hosting is located in Canada or the European Economic Area.